Exhibit 4.6

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAW. THIS WARRANT AND SUCH SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE PLEDGED, TRANSFERRED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR DELIVERY OF AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT OR UNLESS SOLD IN FULL COMPLIANCE WITH RULE 144 UNDER THE ACT.

MANHATTAN PHARMACEUTICALS, INC.

Warrant for the Purchase of Shares of
Common Stock

Issuance Date: April 30, 2008
No. 2008-1	7,142,857 Shares

FOR VALUE RECEIVED, MANHATTAN PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), hereby certifies that Nordic Biotech Venture Fund II K/S, its designee or its permitted assigns is entitled to purchase from the Company, at any time or from time to time commencing on April 30, 2008 and prior to 5:00 P.M., New York City time, on April 30, 2013 (the “Exercise Period”), 7,142,857 fully paid and non-assessable shares of common stock, $0.001 par value per share, of the Company for a purchase price per share of $0.14. Hereinafter, (i) said common stock, $0.001 par value per share, of the Company, is referred to as the “Common Stock”; (ii) the shares of the Common Stock (subject to adjustment as set forth herein) purchasable hereunder or under any other Warrant (as hereinafter defined) are referred to as the “Warrant Shares”; (iii) the aggregate purchase price payable for the Warrant Shares purchasable hereunder is referred to as the “Aggregate Warrant Price”; (iv) the price payable (initially $0.14 per share subject to adjustment as set forth herein) for each of the Warrant Shares hereunder is referred to as the “Per Share Warrant Price”; (v) this Warrant and all warrants hereafter issued in exchange or substitution for, or upon assignment or partial assignment of, this Warrant are referred to as the “Warrants”; (vi) the registered holder of this Warrant is referred to as the “Holder” and the holder of this Warrant and all other Warrants and Warrant Shares are referred to as the “Holders” and Holders of at least two-thirds of the Warrant Shares then issuable upon exercise of then outstanding Warrants are referred to as the “Majority of the Holders” and (vii) the then Current Market Price per share of the Common Stock (the “Current Market Price”) shall be deemed to be the last reported sale price of the Common Stock on the Trading Day (as defined below) immediately prior to such date or, in case no such reported sales take place on such day, the average of the last reported bid and asked prices of the Common Stock on such day, in either case on the principal national securities exchange on which the Common Stock is admitted to trading or listed, or if not listed or admitted to trading on any such exchange, the per share sale price for the Common Stock in the over-the-counter market as reported by the OTC Bulletin Board or another over-the-counter market, or if not so available, the fair market value of the Common Stock as determined in good faith by the Company’s Board of Directors. A “Trading Day” shall mean any day on which such principal exchange or market is open for trading, or if there is no such exchange or market, then any day except Saturdays, Sundays or federal holidays. The Aggregate Warrant Price is not subject to adjustment.

1.  Exercise of Warrant.

(a) Exercise for Cash. This Warrant may be exercised in whole at any time, or in part from time to time, by the Holder during the Exercise Period by the surrender of this Warrant (with the subscription form at the end hereof duly executed) at the address set forth in subsection 9(a) hereof, together with proper payment of the Aggregate Warrant Price, or the proportionate part thereof if this Warrant is exercised in part, with payment for the Warrant Shares made by certified or official bank check payable to the order of, or wire transfer of immediately available funds to, the Company; or

(b) Cashless Exercise.

(i) At any time during the Exercise Period the Holder may, at its option, elect to exercise this Warrant, in whole or in part, on a cashless basis, by surrendering this Warrant, with the form of subscription appended hereto duly executed by or on behalf of the Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, by canceling a portion of this Warrant in payment of the Aggregate Warrant Price (or proportionate payment thereof in this Warrant is exercise in part) payable in respect of the number of Warrant Shares purchased upon such exercise. In the event of an exercise pursuant to this subsection 1(b), the number of Warrant Shares issued to the Holder shall be determined according to the following formula:

	X =	Y(A-B)
A
Where:	X =	the number of Warrant Shares that shall be issued to the Holder;

Y =
the number of Warrant Shares for which this Warrant is being exercised (which shall include both the number of Warrant Shares issued to the Registered Holder and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Purchase Price);

	A =	the Fair Market Value (as defined below) of one share of Common Stock; and

	B =	the Per Share Warrant Price then in effect.

    (ii) The “Fair Market Value” per share of Common Stock shall be determined as follows:

(1) If the Common Stock is listed on a national securities exchange, including the Nasdaq Global Market or the Nasdaq Capital Market, or another nationally recognized trading system as of the date of exercise, the Fair Market Value per share of Common Stock shall be deemed to be the average of the high and low reported sale prices per share of Common Stock thereon on the trading day immediately preceding the date of exercise (provided that if no such price is reported on such day, the Fair Market Value per share of Common Stock shall be determined pursuant to clause (2) below).

(2) If the Common Stock is not listed on a national securities exchange, including the Nasdaq Global Market or the Nasdaq Capital Market, or another nationally recognized trading system as of the date of exercise, the Fair Market Value per share of Common Stock shall be deemed to be the amount most recently determined by the Board of Directors of the Company (the “Board”) to represent the fair market value per share of the Common Stock (including without limitation a determination for purposes of granting Common Stock options or issuing Common Stock under any plan, agreement or arrangement with employees of the Company); and, upon request of the Holder, the Board (or a representative thereof) shall, as promptly as reasonably practicable but in any event not later than 10 days after such request, notify the Holder of the Fair Market Value per share of Common Stock and furnish the Holder with reasonable documentation of the Board’s determination of such Fair Market Value. Notwithstanding the foregoing, if the Board has not made such a determination within the three-month period prior to the date of exercise, then (A) the Board shall make, and shall provide or cause to be provided to the Holder notice of, a determination of the Fair Market Value per share of the Common Stock within 15 days of a request by the Holder that it do so, and (B) the exercise of this Warrant pursuant to this subsection 1(b) shall be delayed until such determination is made and notice thereof is provided to the Holder.

(c) If this Warrant is exercised in part, this Warrant must be exercised for a number of whole shares of the Common Stock and the Holder is entitled to receive a new Warrant covering the Warrant Shares that have not been exercised and setting forth the proportionate part of the Aggregate Warrant Price applicable to such Warrant Shares. Upon surrender of this Warrant in connection with the exercise of this Warrant pursuant to the terms hereof, the Company will (i) within three Trading Days of such exercise, issue a certificate or certificates in the name of the Holder for the largest number of whole shares of the Common Stock to which the Holder shall be entitled upon such exercise and, if this Warrant is exercised in whole, in lieu of any fractional share of the Common Stock to which the Holder shall be entitled, pay to the Holder cash in an amount equal to the Fair Market Value of such fractional share (as determined in accordance with subsection 1(b)), and (ii) deliver the other securities and properties receivable upon the exercise of this Warrant, or the proportionate part thereof, if this Warrant is exercised in part, pursuant to the provisions of this Warrant. If such certificates do not require a legend in accordance with this Agreement, the certificates representing the Warrant Shares exercised shall be transmitted by the transfer agent of the Company to the Holder by crediting the account of the Holder’s prime broker with the Depository Trust Company System.

2. Reservation of Warrant Shares; Listing. The Company agrees that, prior to the expiration of this Warrant, the Company shall at all times (a) have authorized and in reserve, and shall keep available, solely for issuance and delivery upon the exercise of this Warrant, the shares of the Common Stock and other securities and properties as from time to time shall be receivable upon the exercise of this Warrant, free and clear of all restrictions on sale or transfer, other than under Federal or state securities laws, and free and clear of all preemptive rights and rights of first refusal and (b) as long as the Common Stock is listed on any national securities exchange, use its reasonable best efforts to keep the Warrant Shares authorized for listing on such exchange upon notice of issuance.

3. Certain Adjustments.

(a) In case the Company shall hereafter (i) pay a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine or reverse-split its outstanding shares of Common Stock into a smaller number of shares or (iv) issue by reclassification of its Common Stock any shares of capital stock of the Company, then the Per Share Warrant Price and the number of Warrant Shares shall forthwith be proportionately decreased and increased, respectively, in the case of a subdivision, distribution or stock dividend, or proportionately increased and decreased, respectively, in the case of a combination or reverse stock split. The Aggregate Warrant Price payable for the then total number of Warrant Shares available for exercise under this Warrant shall remain the same. Adjustments made pursuant to this subsection 3(a) shall become effective on the record date in the case of a dividend or distribution, and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If such dividend, distribution, subdivision or combination is not consummated in full, the Per Share Warrant Price and Warrant Shares shall be readjusted accordingly.

(b) In case of any capital reorganization or reclassification, or any consolidation or merger to which the Company is a party other than a merger or consolidation in which the Company is the continuing corporation, or in case of any sale or conveyance to another entity of all or substantially all of the assets of the Company, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Company but excluding any exchange of securities or merger with another corporation in which the Company is a continuing corporation and that does not result in any reclassification of or similar change in the Common Stock), the Holder of this Warrant shall have the right thereafter to receive on the exercise of this Warrant the kind and amount of securities, cash or other property which the Holder would have owned or have been entitled to receive immediately after such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance had this Warrant been exercised immediately prior to the effective date of such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance and in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section 3 with respect to the rights and interests thereafter of the Holder of this Warrant to the end that the provisions set forth in this Section 3 shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant. The above provisions of this subsection 3(b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, statutory exchanges, sales or conveyances. The Company shall require the issuer of any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant to be responsible for all of the agreements and obligations of the Company hereunder. Notice of any such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance and of said provisions so proposed to be made, shall be mailed to the Holders of the Warrants not less than twenty (20) days prior to such event. A sale of all or substantially all of the assets of the Company for a consideration consisting primarily of securities shall be deemed a consolidation or merger for the foregoing purposes.

(c) If the Company at any time while this Warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice its securities, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents (as defined below) entitling any Person to acquire shares of Common Stock, at an effective price per share less than the then Per Share Warrant Price (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share which is less than the Per Share Warrant Price, such issuance shall be deemed to have occurred for less than the Per Share Warrant Price on such date of the Dilutive Issuance), then the Per Share Warrant Price shall be reduced and only reduced to equal the Base Share Price and the number of Warrant Shares issuable hereunder shall be increased such that the aggregate Per Share Warrant Price payable hereunder, after taking into account the decrease in the Per Share Warrant Price, shall be equal to the aggregate Per Share Warrant Price prior to such adjustment. If shares of Common Stock or Common Stock Equivalents are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, the effective price per share shall be computed with regard to the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors, to be allocable to such Common Stock or Common Stock Equivalents. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 3(c) in respect of an Exempt Issuance (as defined below). The Company shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 3(c), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 3(c), upon the occurrence of any Dilutive Issuance, after the date of such Dilutive Issuance the Holder is entitled to receive a number of Warrant Shares based upon the Base Share Price regardless of whether the Holder accurately refers to the Base Share Price in the Notice of Exercise. “Common Stock Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock. “Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Company pursuant to any stock or option plan in effect on the date hereof or hereafter duly adopted for such purpose by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established, (b) securities upon the exercise or exchange of or conversion of any securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date hereof, provided that such securities have not been amended since the date hereof to increase the number of such securities or to decrease the exercise, exchange or conversion price of such securities, (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, but not securities issued in a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities and (d) less than 50,000 shares of Common Stock (subject to appropriate adjustment in the event of stock splits, stock combinations, and the like), in the aggregate, which do not otherwise meet the conditions of clauses (a), (b) or (c) of this definition.

(d) No adjustment in the Per Share Warrant Price shall be required unless such adjustment would require an increase or decrease of at least $0.01 per share of Common Stock; provided, however, that any adjustments which by reason of this subsection 3(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further, however, that adjustments shall be required and made in accordance with the provisions of this Section 3 (other than this subsection 3(d)) not later than such time as may be required in order to preserve the tax-free nature of a distribution, if any, to the Holder of this Warrant or Common Stock issuable upon the exercise hereof. All calculations under this Section 3 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

(e) Whenever the Per Share Warrant Price or the number of Warrant Shares is adjusted as provided in this Section 3 and upon any modification of the rights of a Holder of Warrants in accordance with this Section 3, the Company shall promptly prepare a brief statement of the facts requiring such adjustment or modification and the manner of computing the same and cause copies of such certificate to be mailed to the Holders of the Warrants. The Company may, but shall not be obligated to unless requested the Majority of the Holders, obtain, at its expense, a certificate of a firm of independent public accountants of recognized standing selected by the Board of Directors (who may be the regular auditors of the Company) setting forth the Per Share Warrant Price and the number of Warrant Shares in effect after such adjustment or the effect of such modification, a brief statement of the facts requiring such adjustment or modification and the manner of computing the same and cause copies of such certificate to be mailed to the Holders of the Warrants.

(f) If the Board of Directors of the Company shall declare any dividend or other distribution with respect to the Common Stock other than a cash distribution out of earned surplus, the Company shall mail notice thereof to the Holders of the Warrants not less than ten (10) days prior to the record date fixed for determining stockholders entitled to participate in such dividend or other distribution.

(g) If, as a result of an adjustment made pursuant to this Section 3, the Holder of any Warrant thereafter surrendered for exercise shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and other capital stock of the Company, the Board of Directors (whose determination shall be conclusive and shall be described in a written notice to the Holder of any Warrant promptly after such adjustment) shall determine, in good faith, the allocation of the adjusted Per Share Warrant Price between or among shares or such classes of capital stock or shares of Common Stock and other capital stock.

(h) Upon the expiration of any rights, options, warrants or conversion privileges with respect to the issuance of which an adjustment to the Per Share Warrant Price had been made, if such option, right warrant or conversion shall not have been exercised, the number of Warrant Shares purchasable upon exercise of this Warrant, to the extent this Warrant has not then been exercised, shall, upon such expiration, be readjusted and shall thereafter be such as they would have been had they been originally adjusted (or had the original adjustment not been required, as the case may be) on the basis of (A) the fact that Common Stock, if any, actually issued or sold upon the exercise of such rights, options, warrants or conversion privileges, and (B) the fact that such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise plus the consideration, if any, actually received by the Company for the issuance, sale or grant of all such rights, options, warrants or conversion privileges whether or not exercised; provided, however, that no such readjustment shall have the effect of decreasing the number of Warrant Shares purchasable upon exercise of this Warrant by an amount in excess of the amount of the adjustment initially made in respect of the issuance, sale or grant of such rights, options, warrants or conversion privileges.

(i) In case any event shall occur as to which the other provisions of this Section 3 are not strictly applicable but as to which the failure to make any adjustment would not fairly protect the purchase rights represented by this Warrant in accordance with the essential intent and principles of the adjustments set forth in this Section 3 then, in each such case, the Board of Directors of the Company shall in good faith determine the adjustment, if any, on a basis consistent with the essential intent and principles established herein, necessary to preserve the purchase rights represented by the Warrants. Upon such determination, the Company will promptly mail a copy thereof to the Holder of this Warrant and shall make the adjustments described therein.

4. Fully Paid Stock; Taxes. The shares of the Common Stock represented by each and every certificate for Warrant Shares delivered on the exercise of this Warrant shall, subject to compliance by the Holder with the terms hereof, at the time of such delivery, be duly authorized, validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights or rights of first refusal imposed by any agreement to which the Company is a party, and the Company will take all such actions as may be necessary to assure that the par value, if any, per share of the Common Stock is at all times equal to or less than the then Per Share Warrant Price. The Company shall pay, when due and payable, any and all Federal and state stamp, original issue or similar taxes which may be payable in respect of the issue of any Warrant Share or any certificate thereof to the extent required because of the issuance by the Company of such security.

5. Registration Under Act.

(a) The Holder shall have the right to participate in the registration rights granted to the Holder pursuant to the Registration Rights Agreement of even date herewith between the Company and the Holder.

(b) Until all of the Warrant Shares and any shares of Common Stock issuable thereunder have been sold under a Registration Statement or pursuant to Rule 144, so long as the Company’s Common Stock remains registered under the Act, the Company shall use its reasonable best efforts to file with the Securities and Exchange Commission all current reports and the information as may be necessary to enable the Holder to effect sales of its shares in reliance upon Rule 144 promulgated under the Act.

6. Transferability; Agent. Subject to compliance with any applicable securities laws, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. A Warrant, if properly assigned, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued. Nordic Biotech Venture Fund II K/S (“Nordic”) shall be the agent for each Holder of a Warrant issued pursuant to this Section, solely for purposes of receiving notices or other information required to be sent by the Company to the Holders or soliciting consents from the Holders. Each Holder, by accepting a Warrant, acknowledges and agrees that the Company need only deal with Nordic with respect to notices and consents, and that Nordic may consent to any request without consulting any such Holder.

7. Loss, etc., of Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Company, if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver to the Holder a new Warrant of like date, tenor and denomination.

8. Warrant Holder Not Stockholder. This Warrant does not confer upon the Holder any right to vote on or consent to or receive notice as a stockholder of the Company, as such, in respect of any matters whatsoever, nor any other rights or liabilities as a stockholder, prior to the exercise hereof; this Warrant does, however, require certain notices to Holders as set forth herein.

9. Communication. No notice or other communication under this Warrant shall be effective or deemed to have been given unless, the same is in writing and is mailed by first-class mail, postage prepaid, or via recognized overnight courier with confirmed receipt, addressed to:

(a) the Company at Manhattan Pharmaceuticals, Inc., 810 Seventh Avenue, 4th Floor, New York, New York 10019, Attn: President, or other such address as the Company has designated in writing to the Holder; or

(b) the Holder at the address last furnished to the Company in writing by the Holder.

10. Headings. The headings of this Warrant have been inserted as a matter of convenience and shall not affect the construction hereof.

11. Applicable Law. This Warrant shall be governed by and construed in accordance with the law of the State of New York without giving effect to the principles of conflicts of law thereof.

12. Amendment, Waiver, etc. Except as expressly provided herein, neither this Warrant nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought; provided, however, that any provision hereof may be amended, waived, discharged or terminated upon the written consent of the Company and the Majority of the Holders and such amendment, waiver, discharge or termination shall be effective with respect to the Company and all Holders.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by the undersigned duly authorized officer, this 30th day of April, 2008.

MANHATTAN PHARMACEUTICALS, INC.

/s/ Michael McGuinness
By: Michael McGuinness
Its: Chief Operating and Financial Officer

SUBSCRIPTION

To: Manhattan Pharmaceuticals, Inc. (the “Company”)	Dated: ___________

The undersigned, pursuant to the provisions set forth in the attached Warrant (No. ___), hereby elects to purchase (check applicable box):

☐  shares of the Common Stock of Company covered by such Warrant; or

☐  the maximum number of shares of Common Stock covered by such Warrant pursuant to the cashless exercise procedure set forth in subsection 1(b).

The undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant. Such payment takes the form of (check applicable box or boxes):

☐  $ _____ in lawful money of the United States; and/or

☐  the cancellation of such portion of the attached Warrant as is exercisable for a total of _______ Warrant Shares (using a Fair Market Value of $ ______ per share for purposes of this calculation); and/or

☐  the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 1(b), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 1(b).

Signature:

Address:

ASSIGNMENT

FOR VALUE RECEIVED _______________ (“Assignor”) hereby sells, assigns and transfers unto ____________________ (“Transferee”) the foregoing Warrant and all rights evidenced thereby, and does irrevocably constitute and appoint _____________________, attorney, to transfer said Warrant on the books of Manhattan Pharmaceuticals, Inc. By acceptance of the foregoing Warrant, Transferee shall become a Holder under said Warrant and subject to the rights, obligations and representations of Holder set forth in said Warrant.

ASSIGNOR:

Dated: _______________	Signature:

Address:

TRANSFEREE:

Dated: _______________	Signature:

Address:

PARTIAL ASSIGNMENT

FOR VALUE RECEIVED _______________ (“Assignor”) hereby assigns and transfers unto ____________________ (“Transferee”) the right to purchase _______ shares of Common Stock, par value $0.001 per share, of Manhattan Pharmaceuticals, Inc. covered by the foregoing Warrant, and a proportionate part of said Warrant and the rights evidenced thereby, and does irrevocably constitute and appoint ____________________, attorney, to transfer such part of said Warrant on the books of Manhattan Pharmaceuticals, Inc. By acceptance of the proportionate part of foregoing Warrant, Transferee shall become a Holder under said proportionate part of said Warrant and subject to the rights, obligations and representations of Holder set forth in said Warrant.

ASSIGNOR:

Dated: _______________	Signature:

Address:

TRANSFEREE:

Dated: _______________	Signature:

Address: